Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 7, 2021, with respect to the consolidated financial statements of Evaxion Biotech A/S, included in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-260493) and related Prospectus of Evaxion Biotech A/S for the registration of its ordinary shares.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

November 4, 2021